|	NEWS
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Lincoln, Ford Van Sales Up in August; Total U.S. Sales Down 8 Percent on Lower Industry Volumes

•	Lincoln sales increase 7 percent in August on gains from new Lincoln MKZ and Lincoln MKX with 9,243 sold; Lincoln retail sales up 10 percent

•	Ford van sales total 20,355 vehicles for the month – best-ever August sales; Ford Transit sales gained 17 percent, with 11,993 vans sold

•	Ford F-Series sales down 6 percent, with 66,946 trucks sold; August marks F-Series’ best retail month of the year

•	Total U.S. company sales of 214,482 vehicles decline 8 percent; retail down 8 percent and fleet down 10 percent

DEARBORN, Mich., Sept. 1, 2016 – Lincoln sales rose 7 percent in the U.S. in August versus a year ago with 9,243 vehicles sold, while Ford Motor Company vans reached best-ever August sales with 20,355 vehicles sold. Overall U.S. company sales totaled 214,482 vehicles, an 8 percent decline.

Retail sales totaled 168,543 vehicles for the month – an 8 percent decrease. Fleet sales of 45,939 vehicles, including daily rental, commercial and government segments, were down 10 percent.

Lincoln’s retail sales grew 10 percent, thanks to a 55 percent retail increase in Lincoln MKX sales and an 8 percent uptick in MKZ retail sales.

“Strong sales of high-end Lincoln vehicles and Ford SUVs also helped us continue outpacing the industry in average transaction pricing, which increased $1,200 versus a year ago,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Vans continue to be a bright spot for Ford – a consistent growth story for us this year.”

August’s record van sales were up 13 percent versus a year ago, driven largely by Ford Transit gaining 17 percent, with 11,993 vehicles sold.

Total truck sales were down 2 percent, with 88,372 vehicles sold. Ford F-Series sales of 66,946 trucks mark a 6 percent decline – and F-Series’ best retail month of the year.

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About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 203,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford aggressively is pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.